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                                                                    EXHIBIT 23.1

                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
Mackie Designs, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-98720) on Form S-8 of Mackie Designs, Inc. of our report dated February 22, 2000, relating to the consolidated balance sheet of Mackie Designs, Inc as of December 31, 1999 and the related consolidated statements of income, cash flows and shareholders' equity and comprehensive income for the year then ended, and the related schedule for the year then ended, which report appears in the December 31, 1999 annual report on Form 10-K of Mackie Designs, Inc.


                                                        KPMG LLP

Seattle, Washington
March 29, 2000